Exhibit 99.1
RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2010
- Three-month revenue of $42 million, up 19% from pro forma 2009;
EBITDA of $19 million -
- Quarterly production up 6% from Q2 -
- Increasing production response from field enhancements -
Denver, Colorado — November 15, 2010 — Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported third quarter and nine month financial and operating results for the periods ended September 30, 2010.
“Production from our long-lived properties, which are heavily oil-weighted, continued to increase as our CO2 flood enhanced recovery project and recompletions in Aneth and Wyoming are responding as expected,” said Nicholas J. Sutton, Chairman and CEO of Resolute. “We are executing on our business plan of expanding production from our high quality property base in Utah and Wyoming and by increasing our exposure in one of the most promising locations for domestic onshore oil production, the Bakken trend in North Dakota, where we have reached total depth on two wells and are drilling ahead on a third, which we expect will reach total depth later this month.
In the Bakken, we plan to drill two more wells before year-end, one on the GeoResources joint venture acreage and one on the Marathon farm-in acreage. Our land position could allow us to participate in drilling more than 90 gross (25 net) wells on 1,280 acre spacing units, not counting potential for infill drilling in the Bakken or the deeper Three Forks formation. As a result we believe this area has substantial room for growth in production and reserves.
Finally, our balance sheet remains strong. Our capital expenditures and cash flow are substantially as we anticipated and we have ample liquidity to manage the business and to pursue appropriate acquisitions as they arise, and our capital expenditures and cash flow are substantially as we anticipated.”
Third Quarter and Nine Month Comparative Results
Under generally accepted accounting principles (“GAAP”), Resolute recorded a net loss of $7.1 million, or $(0.14) per diluted share, on revenue of $41.8 million during the three months ended September 30, 2010. This compares to a net loss of $21.4 million, or $(0.43) per share in the third quarter of 2009.
For the nine months ended September 30, 2010, Resolute achieved net income of $16.7 million or $0.33 per diluted share, on revenue of $123.6 million. This compares to a net loss of $23.7 million, or $(0.48) per share in the 2009 period.

The 2009 periods include $10.1 million in transaction costs and $12.5 million in one time derivative settlements related to the merger with Hicks Acquisition Company I, Inc. (“Hicks”) in September 2009.
For further information concerning the GAAP financial results, please refer to the Condensed Consolidated Statements of Operations presented in this press release.
Actual Third Quarter and Nine Months 2010 Results Compared to Adjusted Pro Forma Third Quarter and Nine Months 2009 Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	($ thousands, except per-Boe amounts) (1)		($ thousands, except per-Boe amounts) (1)
	Adjusted Pro Forma		Adjusted Pro Forma
Production (MBoe):
Aneth	533	499	1,511	1,482
Wyoming	168	185	487	573
Northern Rockies	1	—	1	—

Total production	702	684	1,999	2,055

Daily rate (Boe)	7,628	7,435	7,321	7,530
Revenue per Boe (excluding realized derivative settlements)	$59.60	$51.32	$61.84	$42.62
Revenue per Boe (including realized derivative settlements)	58.41	51.91	59.65	49.65
Revenue	$41,828	$35,102	$123,602	$87,614
Realized derivative settlements	(833)	407	(4,384)	14,446

Revenue, net of derivative settlements	40,995	35,509	119,218	102,060

Operating expenses:
Lease operating expense	13,144	10,405	38,558	34,662
Production and ad valorem taxes	5,802	6,124	17,938	13,463
General and administrative expense	5,242	2,994	11,729	7,459

Net income (loss)	$(7,060)	$4,618	$16,711	$(33,290)

EBITDA	$19,186	$5,169	$55,068	$37,620

(1)	The tables set forth historical data for the three and nine months ended September 30, 2010, and adjusted pro forma financial results for the three and nine months ended September 30, 2009. Resolute became a publicly traded entity through a merger transaction with Hicks, in which Hicks was treated as the acquirer for accounting purposes. Such pro forma data was prepared as if the merger with Hicks had closed on January 1, 2009. A complete reconciliation of these items to the GAAP presentation in the Company’s Form 10-Q is presented at the end of the press release. The Company has included a discussion and presentation of pro forma information for 2009 in order to assist in investors’ understanding of the unusual and complex GAAP financial presentation in the Company’s Form 10-Q, which will be filed on or before November 15, 2010. The Company may not necessarily present this same level of disclosure on an ongoing basis.
EBITDA: During the third quarter of 2010, Resolute generated $19.2 million of EBITDA (a non-GAAP measure), or $27.33 per equivalent barrel of oil (“Boe”), a 271 percent increase over the prior year period. During the third quarter of 2009, Resolute generated $5.2 million of adjusted pro forma EBITDA, or $7.56 per Boe.
During the first nine months of 2010, Resolute generated $55.1 million of EBITDA or $27.55 per Boe, a 46 percent increase over the prior year period results of $37.6 million of adjusted pro forma EBITDA, or $18.31 per Boe.
Production: Production for the quarter ended September 30, 2010, was 702 thousand Boe (“MBoe”) as compared to 684 MBoe for third quarter of 2009. Production increased 18 MBoe, or three percent, for the year-over-year quarter, as further explained below. Sequentially, production rose 41 MBoe, or six percent, over the second quarter of 2010.
Production for the nine months ended September 30, 2010, was 1,999 MBoe as compared to 2,055 MBoe for the nine months in 2009. Production declined 56 MBoe, or three percent, from the prior year period.
Production from the Company’s Aneth Field properties remained on plan for the three and nine months ended September 30, 2010, reflecting natural production declines offset by the effect of the Company’s CO2 flood projects and recompletion programs.
Resolute recorded 1 MBoe of production in the third quarter of 2010 related to ownership of a small interest in a Bakken well outside of its GeoResources and Marathon acreage positions.
Production in Wyoming declined 17 MBoe, or nine percent, compared to the prior year quarter, and 86 MBoe, or fifteen percent, compared to the nine months ended September 30, 2009. The nine month comparative production decline was the result of the previously announced shut-in of approximately 2.5 million cubic feet per day of uneconomic coalbed methane production, or 29 MBoe for the period, and compression failure at the Western Gas Resources Hilight Plant in November of 2009. This compression failure resulted in a reduction in the plant’s ability to transport Resolute’s Wyoming gas production to market. Production was partially restored in February 2010, and full restoration occurred in September, too late to add meaningful volumes in the third quarter ended September 30, 2010. Management estimates that the production constraints at the Hilight Plant resulted in a curtailment in production volumes of approximately 7.6 MBoe, or 83 Boe per day, during the quarter ended September 30, 2010, and approximately 29.5 MBoe, or 108 Boe per day, during the nine month period. Production also reflects normal declines that would be experienced in the field.
Revenue: For the three months ended September 30, 2010, Resolute experienced a fifteen percent increase in adjusted revenue as compared to the prior year period as a result of increased production and commodity pricing. The Company had total adjusted revenue of $41.0 million for the third quarter of 2010, including the effect of realized losses on derivatives of $0.8 million. For the three months ended September 30, 2009, Resolute had total pro forma adjusted revenue of $35.5 million, including the effect of realized gains on derivatives of $0.4 million, which does not incorporate a one-time, non-recurring loss of $12.5 million on a derivative settlement that was required by the Hicks transaction agreement.

For the nine months ended September 30, 2010, Resolute experienced a seventeen percent increase in adjusted revenue as compared to the prior year period. The Company had total adjusted revenue of $119.2 million for the nine months of 2010, including the effect of realized losses on derivatives of $4.4 million. For the nine months ended September 30, 2009, Resolute had total pro forma adjusted revenue of $102.1 million, including the effect of realized gains on derivatives of $14.4 million, which does not incorporate a one-time, non-recurring loss of $12.5 million on a derivative settlement that was required by the Hicks transaction agreement. The increase in adjusted revenue resulted from increased product pricing that more than offset the production decline during the period.
Operating Expenses: For the third quarter of 2010, total lease operating expenses increased 26 percent to $13.1 million versus third quarter 2009 pro forma lease operating expenses of $10.4 million, or $18.73 per Boe as compared to $15.21 per Boe in the prior year quarter. Total production taxes decreased by $0.3 million, or five percent, to $5.8 million, or $8.27 per Boe (fourteen percent of revenue), as compared to $6.1 million, or $8.95 per Boe for the 2009 quarter (seventeen percent of revenue.)
For the first nine months of 2010, total lease operating expenses increased eleven percent to $38.6 million versus third quarter 2009 pro forma lease operating expenses of $34.7 million. On a unit basis, the 2010 result was $19.29 per Boe as compared to $16.87 per Boe in the prior year period. Total production taxes increased by $4.5 million, or 33 percent, to $17.9 million, or $8.98 per Boe, as compared to $13.5 million, or $6.55 per Boe for the 2009 period (fifteen percent of revenue for both periods). The production decline in 2010 versus 2009 magnified the change in the per-Boe measure.
General and Administrative Expense: Resolute incurred general and administrative expense for the three months ended September 30, 2010 of $5.2 million, or $7.47 per Boe, as compared to pro forma general and administrative expense of $3.0 million, or $4.38 per Boe, for the prior year quarter. The elements of the difference between 2010 and 2009 resulted from the following elements: inclusion of non-cash stock-based compensation expense, an accrual of one quarter of the Company’s Short Term Incentive Plan, increased staffing and other costs associated with the Company’s growth plans and becoming public. The non-cash stock-based compensation represented $2.2 million, or $3.21 per Boe, and $3.8 million, or $1.90 per Boe, for the three and nine month periods, respectively.
Resolute incurred general and administrative expense for the nine months ended September 30, 2010 of $11.7 million, or $5.87 per Boe, as compared to pro forma general and administrative expense of $7.5 million or $3.63 per Boe for the prior year period. The majority of the difference between 2009 and 2010 resulted from the increased employee compensation costs discussed above.
Capital Expenditures: During the third quarter of 2010 Resolute incurred approximately $15.6 million in capital expenditures. Of this amount, $2.4 million was related to the acquisition of CO2 to support the Company’s ongoing tertiary recovery projects. An additional $9.1 million was incurred on various facilities-related projects, including Phases 1, 2 and 3 of the Aneth Unit CO2 expansion and other compression-related items. Additionally, Resolute incurred $2.4 million for leasehold acreage and $1.7 million for drilling in the Bakken trend of the Williston Basin.
During the first nine months of 2010 Resolute incurred approximately $47.1 million in capital expenditures. Of this amount, $9.4 million related to the acquisition of CO2 to support the Company’s ongoing tertiary recovery projects. An additional $15.6 million was incurred on various facilities-related projects, including Phases 1, 2 and 3 of the Aneth Unit CO2 expansion and other compression-related items. Additionally, Resolute incurred $20.4 million and $1.7 million, respectively, for acreage acquisition and drilling in the Bakken trend of the Williston Basin. Resolute now holds interests in approximately 73,400 gross (25,000 net) acres in Williams County, North Dakota, and has undertaken drilling activities to earn an interest in an additional 19,000 gross (8,400 net) acres in McKenzie County, North Dakota.
Operations Update
In Resolute’s Aneth Field properties in Utah, the Company continues to be encouraged by the response seen as a result of its CO2 flood expansion. The first three phases of the Aneth Unit CO2 flood are substantially complete, and the Company has moved to the Phase 4 area, in which infrastructure and well work should begin in the fourth quarter of 2010. The Company is on track with its reconfiguration of its Aneth Unit compression and infrastructure, and expects to be unconstrained by the end of the second quarter of 2011. In the McElmo Creek Unit, Resolute has successfully recompleted one injection well and deepened eight producing wells in its Desert Creek IIC project with higher than projected production results. Six of the eight wells have been on production from one to six months and have had average volumes of 130 Bbl of oil per day above the volumes they produced prior to recompletion. The Company anticipates that before year end it will bring the two previously-recompleted wells into production. Also, the Company expects to recomplete two more producing wells and seven injection wells before the end of the year.
In Wyoming, due to third-party compression outages, Resolute’s properties experienced reduced production for more than 60 days of the third quarter. Those outages have been resolved but had the effect of reducing production by approximately 108 Boe per day during the first nine months of 2010. While working within these constraints, the Company has moved forward with its Hilight Field refrac program, with five refracs completed thus far this year, and three additional re-stimulation projects targeted for the remainder of 2010. In addition to these projects, Resolute is moving forward with plans to test additional formations within the Hilight Field area, including the potential to develop the Mowry oil shale on its nearly 45,000 net acre position in Hilight. Resolute expects that the project to test the Mowry will span the next six months.
In the Bakken, Resolute has drilled the first well of its three well program under its joint venture with GeoResources (NASDAQ: GEOI), and is currently drilling the second well. Resolute expects that all three wells will be drilled before year end, and each targets the middle Bakken formation. The first well is spaced on 640 acres, with a 5,700 foot long horizontal section, while the remaining two are designed to be spaced on 1,280 acres, with horizontal sections of approximately 9,600 feet. Though some completion activities are expected to occur in December 2010, no meaningful production is expected until 2011.
Also in the Bakken, pursuant to the farm-out agreement entered into with Marathon, The first of two 2010 wells has been drilled and is awaiting completion equipment. Both of the wells will be spaced on 1,280 acres, with horizontal sections of approximately 9,600 feet. Drilling on the second is expected to commence in December upon receipt of a final permit. Resolute has also begun to expand its Bakken trend footprint outside of its joint venture and farm-out areas, acquiring acreage in Williams and McKenzie counties. This expansion will allow the Company to work with other operators and gain exposure to a broader range of the Williston Basin Bakken trend. In one such instance Resolute owns a small working interest in a well drilled and completed by another operator. That well was spaced on 640 acres, had an initial production rate of 2,010 barrels of oil per day and went on line on August 5, 2010.
On October 5, 2010, Resolute amended its contract to purchase CO2 from Kinder Morgan CO2 Company, L.P. The contract provides Resolute with its principal source of CO2, a crucial component for development of its properties in Utah. The amendment, effective September 1, 2010, extends by four years the term of the contract, from December 31, 2016 to December 31, 2020, increases overall volumes of CO2 available for purchase by Resolute, reduces the price paid by Resolute, increases Resolute’s commitment to purchase CO2 to an aggregate of approximately 177 Bcf over the contract term, and gives Resolute greater flexibility to adjust annual volumes of CO2 purchased to match its CO2 needs as they vary from time to time. Resolute believes that the revised contract provides it with the ability to more effectively meet its CO2 needs over the next ten years as it continues to develop its CO2 flood project across the Aneth, McElmo Creek and Ratherford Units in Aneth Field.
On October 7, 2010, Resolute entered into Warrant Exercise and Stock Issuance Agreements with affiliates of Pine River Capital Management L.P. Under the terms of the agreements, Pine River would tender publicly traded warrants of Resolute and cash to the Company and, in return, the Company would issue shares of its common stock as more fully described in the Company’s Form 8-K filed on October 7, 2010. On November 11, 2010, the New York Stock Exchange informed the Company that it would not approve the transaction. The agreements will therefore expire by their terms on November 15, 2010 and the transaction will not be consummated.

RESOLUTE ENERGY CORPORATION
Condensed Consolidated Statements of Operations (UNAUDITED) (1)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue:
Oil	$36,824	$1,969	$108,416	$1,969
Gas	4,121	230	12,732	230
Other	883	71	2,454	71

Total revenue	41,828	2,270	123,602	2,270

Operating expenses:
Lease operating	13,144	912	38,558	912
Production and ad valorem taxes	5,802	442	17,938	442
Depletion, depreciation, amortization, and asset retirement obligation accretion	11,991	670	33,924	670
General and administrative	5,242	11,367	11,729	11,984
Write-off of deferred acquisition costs	—	—	—	3,500

Total operating expenses	36,179	13,391	102,149	17,508

Income (loss) from operations	5,649	(11,121)	21,453	(15,238)

Other income (expense):
Interest income	—	124	3	772
Interest expense, net	(1,285)	(310)	(3,635)	(310)
Realized and unrealized gains (losses) on derivative instruments	(17,002)	(14,808)	7,434	(14,808)
Other income	18	(1)	64	(1)

Total other income (expense)	(18,269)	(14,995)	3,866	(14,347)

Income (loss) before income taxes	(12,620)	(26,116)	25,319	(29,585)
Income tax benefit (expense)	5,560	4,711	(8,608)	5,890

Net income (loss)	$(7,060)	$(21,405)	$16,711	$(23,695)

Net income (loss) per common share:
Basic and diluted	$(0.14)	$(0.43)	$0.33	$(0.48)
Weighted average common shares outstanding:
Basic	49,905	45,418	49,905	45,210
Diluted	49,905	45,418	50,949	45,210

(1)	Because Resolute became a publicly traded entity through a merger transaction with Hicks in which Hicks was treated as the acquirer for accounting purposes, financial performance metrics covering periods prior to completion of the merger on September 25, 2009, represent only those of Hicks, and do not include any operational oil and gas activity. Hicks did not generate any revenues other than interest income earned on the proceeds of its initial public offering.

UNAUDITED PRO FORMA AND ADJUSTED PRO FORMA FINANCIAL INFORMATION
     The following unaudited pro forma and adjusted pro forma financial information has been derived by the application of pro forma adjustments and adjusted pro forma adjustments to the historical consolidated and combined financial statements of Resolute and Predecessor Resolute to reflect the Resolute acquisition. The column labeled “Pro Forma” provides data that is compiled according to the requirements contained in Regulation S-X for pro forma presentation. The column labeled “Adjusted Pro Forma” provides further adjustments which, in the opinion of management, provide a useful set of numbers for investors to review. The adjustments made have been annotated in the information below.
     The unaudited pro forma and adjusted pro forma consolidated statements of operations for the three and nine months ended September 30, 2009 (the “pro forma statements of operations”) give effect to the Resolute acquisition as if it had occurred on January 1, 2009.
     The unaudited pro forma and adjusted pro forma financial information do not include any adjustments for cost savings that are anticipated to be realized from the elimination of historical Hicks operating expenses. Since its inception, Hicks’s efforts were limited to organizational activities, activities relating to its initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, and activities relating to general corporate matters.
     The unaudited pro forma and adjusted pro forma financial information should not necessarily be considered indicative of actual results that would have been achieved had the acquisitions been consummated on the date or for the periods indicated and do not purport to indicate results of operations as of any future date or for any future period. The unaudited pro forma financial information should be read together with the historical financial statements of Resolute and Predecessor Resolute and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Quarterly Report on Form 10-Q, which was filed on November 15, 2010.

	Unaudited Pro Forma Condensed Consolidated Statement of Operations
	For the Three Months Ended September 30, 2009
		Predecessor	Transaction		Pro	Additional		Adjusted Pro
	Resolute	Resolute	Adjustments		Forma	Adjustments		Forma
	(in $ thousands except per share data)
Total revenue	$2,270	$32,832	—		$35,102	—		$35,102
Operating expenses	912	9,493	—		10,405	—		10,405
Production and ad valorem taxes	442	5,682	—		6,124			6,124
Depletion, depreciation, amortization and asset retirement obligation accretion	670	5,975	3,595	a	10,240	—		10,240
General and administrative expenses	11,367	4,228			15,595	(12,601	) d	2,994

Total operating expenses	13,391	25,378	3,595		42,364	(12,601)		29,763

Income (loss) from operations	(11,121)	7,454	(3,595)		(7,262)	12,601		5,339
Other income (expense):
Interest income (expense)	(186)	(6,182)	5,426 b		(942)	—		(942)
(Loss) gain on derivative instruments	(14,808)	17,797	—		2,989	—		2,989
Other income (expense)	(1)	5	—		4	—		4

Total other income (expense)	(14,995)	11,620	5,426		2,051	—		2,051

Income (loss) before taxes	(26,116)	19,074	1,831		(5,211)	12,601		7,390
Income tax benefit	4,711	14,823	(17,580	) c	1,954	(4,726	) c	(2,772)

Net income (loss)	$(21,405)	$33,897	$(15,749)		$(3,257)	$7,875		$4,618

Earnings (loss) per share	$(0.43)				$(0.07)			$0.09
Weighted average shares outstanding	45,418				49,905			49,905

	Unaudited Pro Forma Condensed Consolidated Statement of Operations
	For the Nine Months Ended September 30, 2009
		Predecessor	Transaction		Pro	Additional		Adjusted Pro
	Resolute	Resolute	Adjustments		Forma	Adjustments		Forma
	(in $ thousands except per share data)
Total revenue	$2,270	$85,344	—		$87,614	—		$87,614
Operating expenses	912	33,750	—		34,662	—		34,662
Production and ad valorem taxes	442	13,021	—		13,463	—		13,463
Depletion, depreciation, amortization and asset retirement obligation accretion	670	21,925	8,076	a	30,671	—		30,671
Impairment of proved properties	—	13,295	—		13,295	—		13,295
Write off of deferred acquisition costs	3,500	—	—		3,500	(3,500	) d	—
General and administrative expenses	11,984	8,076	—		20,060	(12,601	) d	7,459

Total operating expenses	17,508	90,067	8,076		115,651	(16,101)		99,550

Income (loss) from operations	(15,238)	(4,723)	(8,076)		(28,037)	16,101		(11,936)
Other income (expense):
Interest income (expense)	462	(18,416)	14,908	b	(3,046)	—		(3,046)
(Loss) gain on derivative instruments	(14,808)	(23,519)	—		(38,327)	—		(38,327)
Other income (expense)	(1)	47	—		46	—		46

Total other income (expense)	(14,347)	(41,888)	14,908		(41,327)	—		(41,327)

Income (loss) before taxes	(29,585)	(46,611)	6,832		(69,364)	16,101		(53,263)
Income tax (expense) benefit	5,890	5,019	15,102	c	26,011	(6,038)		19,973

Net income (loss)	$(23,695)	$(41,592)	$21,934		$(43,353)	$10,063		$(33,290)

Earnings (loss) per share	$(0.48)				$(0.87)			$(0.67)
Weighted average shares outstanding	45,210				49,905			49,905

a.	Represents the increase in depletion, depreciation, amortization and accretion computed on a unit of production basis following the allocation of the excess of the aggregate purchase price consideration over the historical book value of Predecessor Resolute to proved oil and gas properties, as if the transaction was consummated on January 1, 2009.

b.	Represents reduced interest income and interest expense resulting from the repayment of Predecessor Resolute’s $225.0 million second lien term loan and a $99.5 million partial repayment of Resolute’s revolving credit facility.

c.	Assumes an effective tax rate of 37.5% on income (loss) before income taxes and before non-controlling interests. This reflects both the federal and state statutory income taxes rates that were in effect during the periods presented.

d.	Represents the decease in general and administrative expenses relating to acquisition transaction and public offering transaction costs that would not have been incurred had the transaction been consummated on January 1, 2009.
Reconciliation of Net Income to EBITDA
In this press release, the term “EBITDA” is used. EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, gains and losses on the sale of assets, change in derivative fair value, unrealized loss on commodity derivative instruments and ceiling write-down of oil and gas properties. Resolute’s management believes EBITDA is an important financial measurement tool that provides information about the Company’s ability to service or incur indebtedness, and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income to EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	($ in thousands)		($ in thousands)
		Adjusted		Adjusted
	Actual	Pro Forma	Actual	Pro Forma
Net Income (loss)	$(7,060)	$4,618	$16,711	$(33,290)

Adjustments:
Interest	1,285	942	3,632	3,046
Taxes	(5,560)	2,772	8,608	(19,973)
Depletion, depreciation and amortization	11,991	10,240	33,924	30,671
Impairment	—	—	—	13,295
Stock-based compensation	2,361	1,679	4,011	3,599
Unrealized loss (gain) on derivatives	16,169	(15,082)	(11,818)	40,272

Total adjustments	26,246	551	38,357	70,910

EBITDA	$19,186	$5,169	$55,068	$37,620

Earnings Call Information
Resolute will host an investor call at 4:30 pm EDT today. To participate in the call please dial (888) 753-4238 from the United States, or (574) 941-1785 from outside the U.S. The conference call I.D. number is 22048620. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.
A replay of the call will be available through November 29, 2010 by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S. The conference call I.D. number is 22048620.
This call will also be available as a live webcast which can be accessed at Resolute’s investor relations website at http://www.rnrc.net/inv_overview.html.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised”, “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this presentation include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such statements include comments regarding our liquidity, the construction and startup of compression facilities in our Aneth Field operations, our ability to meet our CO2 needs under the amended contract with Kinder Morgan, our expectations regarding development activities, and production from our Aneth Field properties, the Wyoming properties and on our Bakken acreage. Such risk factors include, among others: the volatility of oil and gas prices; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Williston basin of North Dakota; the timing of issuance of permits and rights of way, the timing and amount of future production of oil and gas; availability of drilling, completion and production equipment; potential delays in the completion schedule of Resolute’s compression facility construction; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; government regulation and taxation of the oil and gas industry; developments in oil-producing and gas-producing countries; the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A. — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.
About Resolute Energy Corporation
Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Powder River Basin in Wyoming and in Oklahoma. The

Company also owns exploration properties in the Bakken trend of North Dakota, the Big Horn Basin in Wyoming and the Black Warrior Basin in Alabama.
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HB Juengling
Vice President — Investor Relations
Resolute Energy Corporation
303-534-4600
hbjuengling@rnrc.net
or
Josh Hochberg or Erica Bartsch
Sloane & Company
212-486-9500
jhochberg@sloanepr.com / ebartsch@sloanepr.com